Exhibit 99.1

Contacts AdaptHealth Corp. Jason Clemens, CFA Chief Financial Officer IR@adapthealth.com

AdaptHealth Corp. Announces New Chief

Operating Officer

August 26, 2024 7:30 AM Eastern Daylight Time

PLYMOUTH MEETING, Pa.--(BUSINESS WIRE)--AdaptHealth Corp. (NASDAQ: AHCO) (“AdaptHealth” or the “Company”), a national leader in providing patient-centered, healthcare-at-home solutions including home medical equipment, medical supplies, and related services, announced today that Scott Barnhart has been appointed as Chief Operating Officer, effective September 23, 2024.

Mr. Barnhart has more than 30 years of leadership experience in global operations including supply chain management, manufacturing, procurement, logistics, customer service and product portfolio management. Most recently, he served as Chief Operating Officer of Qurate Retail Group, a leading global retail group, where he led operational and productivity improvements across the fulfillment center network and last mile customer delivery. Prior to that, Mr. Barnhart served in senior executive positions at some of the world’s leading companies across several industries, including his role as President of Global Medical Products & Supply Chain at Cardinal Health, where he developed and led a five-year, end-to-end, global supply chain transformation strategy to improve productivity, innovation, quality and customer experience.

Suzanne Foster, Chief Executive Officer of AdaptHealth, stated, “The change we’re announcing today supports our ongoing efforts to create clear roles and responsibilities, drive effective management, and align the organization's structure to best reflect our business processes.”

Ms. Foster continued, “The skillsets Scott brings will help us advance our commitment to delivering exceptional care to our patients while fostering organic growth through disciplined operational excellence. There’s a bright future for AdaptHealth and this change serves to best position us to seize upon the opportunities ahead.”

About AdaptHealth Corp.

AdaptHealth is a national leader in providing patient-centered, healthcare-at-home solutions including home medical equipment (HME), medical supplies, and related services. The Company provides a full suite of medical products and solutions designed to help patients manage chronic conditions in the home, adapt to challenges in their activities of daily living, and thrive. Product and service offerings include (i) sleep therapy equipment, supplies, and related services (including CPAP and bi PAP services) to individuals suffering from obstructive sleep apnea, (ii) medical devices and supplies to patients for the treatment of diabetes (including continuous glucose monitors and insulin pumps), (iii) HME to patients discharged from acute care and other facilities, (iv) oxygen and related chronic therapy services in the home, and (v) other HME devices and supplies on behalf of chronically ill patients with wound care, urological, incontinence, ostomy and nutritional supply needs. The Company is proud to partner with an extensive and highly diversified network of referral sources, including acute care hospitals, sleep labs, pulmonologists, skilled nursing facilities, and clinics. AdaptHealth services beneficiaries of Medicare, Medicaid, and commercial insurance payors, reaching approximately 4.2 million patients annually in all 50 states through its network of approximately 670 locations in 47 states.

Contacts

AdaptHealth Corp.

Jason Clemens, CFA

Chief Financial Officer

IR@adapthealth.com